EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and effective as of July 14, 2023 (the “Effective Date”).
BETWEEN:
DR. PAUL MOORE, an individual having a residence at [***].
(the “Employee”), on the one hand
AND, on the other hand:
ZYMEWORKS BC INC., a corporation registered in the Province of British Columbia and having its principal place of business at 114 East 4th Avenue, Suite 800, Vancouver, BC, V5T 1G4, Canada
(the “Company”)
and
ZYMEWORKS INC., a corporation registered in the State of Delaware and having its principal place of business at 114 East 4th Avenue, Suite 800, Vancouver, BC, V5T 1G4, Canada
(“Parent”)
WHEREAS
A.The Company is a wholly-owned subsidiary of Parent;
B.The Company is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics;
C.The Employee has worked for Zymeworks Biopharmaeuticals Inc. (“ZBI”), a company affiliated with the Company, since July 18, 2022 (the “Start Date”), pursuant to an Employment Agreement between (i) the Employee, on the one hand and (ii) on the other hand, ZBI and the Company, dated effective July 18, 2022 (the “Initial Employment Agreement”);
D.In consideration of the Employee’s relocation from the United States to Canada (as contemplated in the Initial Employment Agreement) and the Employee’s continued commitment to the Company, and the Company’s continued employment of the Employee, the Company and the Employee have agreed to amend and restate the terms and conditions of the Initial Employment Agreement provided herein and have this Amended and Restated

Employment Agreement (“Agreement”) supersede and replace all previous employment agreements and related amendments, if any, as of the Effective Date.
NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the promises and mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:
Article 1 – GENERAL
1.1Definitions. Unless otherwise defined, all capitalized terms used in this Agreement will have the meanings given below:
(a)“Business” means the business of researching, developing and commercializing therapeutic proteins, antibodies, and any other research, development and manufacturing work considered, planned or undertaken by the Company during the Employee’s employment;
(b)“Confidential Information” means trade secrets and other information, in whatever form or media, in the possession or control of the Company, which is owned by the Company or by one or more of its affiliates (including, without limitation, Parent), by one or more of its clients or suppliers, or by any third party with whom the Company has a business relationship (collectively, the “Associates”), and which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company or its Associates operate, or which the Company is obligated to treat as confidential or proprietary. Confidential Information includes, without limitation, the following:
(i)the products and confidential or proprietary facts, data, techniques, materials and other information related to the business of the Company, including all related development or experimental work or research, related documentation owned or marketed by the Company and related formulas, algorithms, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, computer models, prototypes and patterns;
(ii)information regarding the Company’s business operations, methods and practices, including corporate strategy, market research, market strategies, marketing plans, public relations strategies, product pricing and strategies, advertising sources, lists and information concerning current and prospective customers, billing information, suppliers, packaging, merchandizing, distribution, methods of production, manufacturing, pending projects or proposals, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company, including business plans and projections and
Zymeworks BC Inc. (EXECUTIVE) - Private & Confidential

information regarding the Company’s financial condition, operations, assets and liabilities, financial data, business structures, business ventures, existing or contemplated businesses, products, or services;
(iii)employee information, contacts, and wage information (other than Employee’s own); and
(iv)technical and business information of, or regarding, the Company’s Associates.
The above list is not exhaustive, and Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used;

(c)“Developments” means all inventions, ideas, concepts, designs, improvements, discoveries, modifications, computer software, and other results which are or have been conceived of, developed by, written, or reduced to practice by the Employee, alone or jointly with others (including, where applicable, all modifications, derivatives, progeny, models, specifications, source code, design documents, creations, scripts, artwork, text, graphics, photos and pictures) at any time;
(d)“Excluded Developments” means any Development that meets the following requirements:
an invention for which no equipment, supplies, facility, or Confidential Information of the employer was used and which was developed entirely on the employee's own time, unless
(i) the invention relates (A) directly to the business of the employer, or (B) to the employer’s actual or demonstrably anticipated research or development, or
(ii) the invention results from any work performed by the employee for the employer.
(e)“Prior Developments” means any Development that the Employee establishes was developed prior to the Employee performing such services for the Company and precedes the Employee’s initial engagement with the Company.
1.2Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to
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Articles and Sections of this Agreement.
Article 2– EMPLOYMENT
2.1Services.
On the Effective Date, the Employee will continue employment with the Company in the position of Chief Scientific Officer on the terms and conditions set out in this Agreement. For the purpose of calculating any entitlements pursuant to this Agreement based on length of service, the Company will use the Start Date for all such calculations.
2.2Qualifications.
(a)The Employee acknowledges that the falsification or misrepresentation of qualifications, including but not limited to education, skills, prior experience, depth and/or breadth of knowledge, references or similar matters, used to secure the position of Chief Scientific Officer, represents a breach of this contract.
(b)Employment Duties. Subject to the direction and control of management of the Company and/or Parent (“Management”), the Employee will perform the duties set out in Appendix “A” to this Agreement and any other duties that may be reasonably assigned to him/her by Management from time to time. Employee’s employment with the Company may involve duties to Parent. The salary, benefits, and other compensation provided to the Employee hereunder are intended to compensate the Employee for all work performed by the Employee for the Company, Parent, and any of their respective affiliates. Management may alter the duties Employee is expected to perform at any time with or without notice.
2.3Throughout the term of this Agreement, the Employee will:
(a)diligently, honestly and faithfully serve the Company and will use all reasonable efforts to promote and advance the interests and goodwill of the Company and Parent;
(b)devote him/herself in a full-time capacity to the business and affairs of the Company and Parent;
(c)adhere to all applicable policies and procedures of the Company and Parent as in effect and as amended from time to time, including but not limited to the Company’s and Parent’s Codes of Business Conduct and Ethics;
(d)exercise the degree, diligence and skill that a reasonably prudent Chief Scientific Officer would exercise in comparable circumstances;
(e)refrain from engaging in any activity which will in any manner, directly or indirectly, compete with the trade or business of the Company and/or Parent
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except in accordance with Sections 2.4 and 2.6 herein and as outlined under the Conflict of Interest guidelines in Zymeworks Inc.’s corporate policies and procedures as in effect and as amended from time to time; and
(f)not acquire, directly or indirectly, any interest that constitutes 5% or more of the voting rights attached to the outstanding shares of any corporation or 5% or more of the equity or assets in any firm, partnership or association, the business and operations of which in any manner, directly or indirectly, compete with the trade or business of the Company.
2.4The Employee will disclose to Management all potential conflicts of interest and activities which could reasonably be seen to compete, indirectly or directly, with the trade or business of the Company and/or Parent. Management will determine, in its sole discretion, whether the activity in question constitutes a conflict of interest or competition with the Company and/or Parent. To the extent that Management, acting reasonably, determines a conflict of interest or competition exists, the Employee will discontinue such activity forthwith or within such longer period as Management agrees. The Employee will immediately certify in writing to the Company that he/she has discontinued such activity and that he/she has, as required by Management, cancelled any contracts or sold or otherwise disposed of any interest or assets over the 5% threshold described in Section 2.3(f) herein acquired by the Employee by virtue of engaging in the impugned activity, or where no market exists to enable such sale or disposition, by transfer of the Employee’s beneficial interest into blind trust or other fiduciary arrangements over which the Employee has no control or direction, or other action that is acceptable to Parent’s Board of Directors (the “Board”).
2.5The Employee will not be employed by another company or provide consulting or other services to other companies or commercial entities while employed by the Company, without the expressed written permission of the Company. By seeking and accepting employment with the Company, the Employee recognizes that the Employee is employed by the Company for the expressed benefit of advancing the scientific, development and business objectives of the Company and Parent and that concurrent employment outside the Company may detract from those objectives.
2.6Notwithstanding Sections 2.3, 2.4 and 6.4, the Employee is not restricted from nor is required to obtain the consent of the Company to make passive investments constituting an ownership interest of 5% or less in any company which is involved in pharmaceuticals or biotechnology with securities listed for trading on any Canadian or U.S. stock exchange, quotation system or the over-the-counter market.
2.7For the purposes of Sections 2.3 2.4 and 2.6 herein, “Employee” includes any entity or company owned or controlled by the Employee.
Article 3 – COMPENSATION
3.1Base Salary. As compensation for all services rendered under this Agreement, the Company will pay to the Employee and the Employee will accept from the Company a base salary at the rate of $465,000 (USD) per annum. The base salary will be paid semi-monthly, in equal instalments, less statutory and other authorized deductions and withholdings.
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3.2Incentive Plans. The Employee shall be entitled to participate in certain incentive programs for the Company’s employees, including, without limiting the generality of the foregoing, share option plans, share purchase plans, profit-sharing or bonus plans (including target annual bonus as described in Section 3.3) (collectively, the “Incentive Plans”). Such participation shall be on the terms and conditions of such Incentive Plans as at the date hereof or as may from time to time be amended or implemented by the Company in its sole discretion.
3.3Target Annual Bonus. In accordance with the Parent’s Executive Incentive Compensation Plan, and subject to Management and/or Board discretion based on factors determined by Management and/or the Board, including Company performance, the Employee will be eligible to earn an annual cash bonus, with an initial target amount of 45% of base salary. The achieved portion (if any) of the annual cash bonus will be payable, less applicable tax withholdings, and subject to Employee’s continued employment through the applicable payment date.
3.4Performance and Salary Review. The Company will review the Employee’s performance, base salary, and equity participation level under the terms of any Incentive Plans annually, or as otherwise approved by the Compensation Committee. The timing of performance and salary reviews may from time to time be amended by the Company in its sole discretion.
3.5Expenses. The Company will reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement. Reimbursement of such expenses will be made in accordance with the Company’s policies.
3.6Professional Fees. The Company will reimburse the Employee for annual registration and/or licensing fees required to maintain the Employee’s status as a member in good standing with the appropriate professional bodies required to continue effective employment, and which were held by the Employee as of the Start Date. The Company will reimburse reasonable costs incurred by the Employee to complete the minimum annual continuing professional development requirements required to maintain such status.
3.7Vacation. The Employee will be eligible for vacation in accordance with the Company’s paid time off policies as may be in effect from time to time.
3.8Benefits. The Employee will be eligible to participate in all benefit plans generally available to Employees of the Company, subject to meeting applicable eligibility requirements of such plans.
3.9Sick Leave. The Employee will be entitled to take up to ten (10) days paid sick leave per calendar year, earned pro rata at a rate of 0.83 days per completed month of service. Unused sick days will not be paid out or carried forward into the subsequent year.
3.10Relocation Expenses. The Company will reimburse the Employee up to a maximum of $200,000 (USD) for reasonable and customary relocation costs that Employee incurs between the Start Date and the 18-month anniversary thereof, in connection with the Employee’s relocation to the Vancouver, British Columbia metropolitan area, as contemplated in the
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Initial Employment Agreement (the “Required Relocation”). Employee will be reimbursed for such relocation costs only if Employee remains an employee of the Company through the date of reimbursement by the Company and only if the expenses are substantiated in writing and submitted to the Company (by valid receipts or any other reasonable method of invoicing, showing proof of payment for an eligible relocation cost) within thirty (30) days after such expense is incurred. Any such expense that is properly substantiated in accordance with the previous sentence will be reimbursed to Employee, less applicable withholdings, via check or electronic funds transfer by the thirtieth (30th) day following the date of receipt by the Company of Employee’s written substantiation (and in no event later than March 15 of the year following the year in which it is incurred). Employee acknowledges that relocation reimbursements may be taxable to Employee and subject to withholding. The amount of relocation costs reimbursed to Employee pursuant to this Section 3.10 shall be fully “grossed-up” for tax purposes such that after taking into account the gross-up (which gross-up or related portions will be paid as set forth below and generally will not be made at the same time as the related reimbursement of relocation costs), the amount of the various reimbursements and payments pursuant to this Section shall have included the full amount of the relocation costs properly claimed pursuant to this Section and any related taxes attributable to the reimbursement and any taxes on the gross-up amount. The amount of any gross-up payments under this Section shall be calculated by the Company in good faith and Employee will promptly provide the Company with any information reasonably requested to calculate the gross-up amount(s). Any gross-up amounts due under this Section will be paid, subject to Section 9.9 of this Agreement, as soon as practicable upon the calculation of such amounts.
3.11Tax Equalization. If the Employee is subject to income taxation in Canada (“Canadian Tax”) in a given tax year, the Company shall provide the Employee with a tax equalization payment (the “TEP”). The TEP shall equal the difference between the amount of (i) the sum of the total of any Canadian Tax and any U.S. federal, state, and local income taxes (“U.S. Tax”) that the Employee is or will be obligated to pay for the applicable tax year (after giving effect to any and all U.S. Tax credits for Canadian Tax) and (ii) the amount of U.S. Tax that Employee will be or would have been liable for had he worked in the United States for the entire tax year. The TEP shall be fully “grossed-up” for tax purposes such that after taking into account the gross-up (which gross-up or related portions will be paid as set forth below and may or may not be made at the same time as the related reimbursement of relocation costs), the amount of the various TEP and other payments pursuant to this Section shall have included the full amount of the TEP and related taxes attributable to the payment of the TEP and any taxes on the gross-up amount. The amount of any gross-up payments under this Section shall be calculated by the Company in good faith and Employee will promptly provide the Company with any information reasonably requested to calculate the gross-up amount(s). Any gross-up amounts due under this Section will be paid, subject to Section 9.9 of this Agreement, as soon as practicable upon the calculation of such amounts. If the Company, in consultation with its outside tax advisors, determines it is necessary or appropriate for tax optimization, the Company will pay or otherwise remit the TEP in advance of the applicable date in which the compensation is earned.
3.12Tax Preparation Support. For the period beginning on the Start Date and ending on the two-year anniversary of Employee’s permanent relocation to the Vancouver, British Columbia metropolitan area in compliance with the Relocation Requirement, the Company will arrange for tax preparation assistance for the Employee and either (i) pay the tax
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preparation provider directly or (ii) reimburse Employee up to a maximum of $5,000 (USD) per year for the reasonable additional expenses Employee incurs in such year in connection with the preparation Employee’s tax return as a result of Employee’s performing services for the Company and/or Parent in Canada as a United States citizen. Employee will be reimbursed for such expenses (if applicable) only if Employee remains an employee of the Company through the date of reimbursement by the Company and only if the expenses are substantiated in writing and submitted to the Company (by valid receipts or any other reasonable method of invoicing, showing proof of payment for an eligible expense) within thirty (30) days after such expense is incurred. Any such expense that is properly substantiated in accordance with the previous sentence will be reimbursed to Employee, less applicable withholdings, via check or electronic funds transfer by the thirtieth (30th) day following the date of receipt by the Company of Employee’s written substantiation (and in no event later than March 15 of the year following the year in which it is incurred). Employee acknowledges that such reimbursements may be taxable to Employee and subject to withholding.
Article 4 – TERM AND TERMINATION
4.1Term. This Agreement will commence on the Effective Date and will terminate on the effective date of termination of Employee’s employment with the Company by either the Employee or the Company in accordance with Section 4.2 of this Agreement.
4.2Termination.
(a)Termination for Cause. The Company may terminate the employment of the Employee for cause at any time, without notice, damages or compensation of any kind.
(b)Termination Without Cause. The Company may terminate the employment of the Employee without cause at any time by providing the Employee with:
(i)written notice or payment in lieu of notice to the Employee as follows:
A.twelve (12) months of notice or the equivalent of twelve (12) months of base salary as of the date notice is given, or any combination thereof that totals twelve (12) months of combined notice and base salary, if termination of employment occurs during the first three years of employment measured from the Start Date (with any base salary equivalent payable over twelve (12) months, or to the extent available under Section 409A of the Internal Revenue Code, paid sooner, at the sole discretion of the Company, subject to the requirements to pay termination under applicable employment standards legislation); and
B.commencing in the fourth year of employment measured from the Start Date, an additional one (1) month of notice or the equivalent of one (1) month of base salary as of the date notice is given, or any combination thereof, for each additional
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completed year of service, up to a total maximum of eighteen (18) months (payable over eighteen (18) months, or to the extent available under Section 409A of the Internal Revenue Code, paid sooner, at the sole discretion of the Company, subject to the requirements to pay termination pay under applicable employment standards legislation); and
(ii)continuation of group extended health and dental benefits through the applicable notice period stated in Section 4.2(b) herein (where all other benefits terminate on the last day worked by the Employee).
(c)Resignation. The Employee may terminate his/her employment with the Company by giving prior written notice to Management of not less than thirty (30) days or such shorter period as the Employee and Management may agree. The Company may choose to waive all or part of the notice period and pay to the Employee the base salary to be earned during the balance of the notice period instead.
(d)Termination following Change of Control. Notwithstanding any other provision in this Agreement, if during the period beginning on and ending twelve (12) months following a Change of Control (as defined below), the Employee’s employment is terminated by the Company without cause, the Employee shall receive (x) as severance eighteen (18) months of base salary and group extended health and dental benefits continuation as of the date of termination (with the severance payable over eighteen (18) months, or to the extent available under Section 409A of the Internal Revenue Code, paid sooner, at the sole discretion of the Company, subject to the requirements to pay termination pay under applicable employment standards legislation), and (y) full vesting acceleration of all unvested and outstanding Company or Parent stock options or other Company or Parent unvested and outstanding equity grants made to the Employee as of the date of termination. For all purposes of this Agreement, “Change of Control” means:
(i)the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, British Columbia, of common shares of Parent which, when added to all other common shares of Parent at the time held directly or indirectly by such person or persons acting jointly or in concert constitutes for the first time in the aggregate 40% of more of the outstanding common shares of Parent and such shareholding exceeds the collective shareholding of the current directors of Parent, excluding any directors acting in concert with the acquiring party; or
(ii)the removal, by extraordinary resolution of the shareholders of Parent, of more than 51% of the then incumbent Board of Parent, or the election of a majority of Board members to the Parent’s board who were not nominees of the Parent’s incumbent board at the time immediately preceding such election; or
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(iii)consummation of a sale of all or substantially all of the assets of Parent; or
(iv)the consummation of a reorganization, plan of arrangement, merger, or other transaction which has substantially the same effect as to above.
Payment under Section 4.2(d) herein will be in lieu of and not in addition to payment under Section 4.2(b).
(e)Severance Pay Timing. Payments of any severance under Section 4.2(b) or Section 4.2(d) will be paid, or, in the case of installments will commence, on the first Company payroll date following the effective date of the Release (as defined below), provided that if the 60-day period for executing the Release as set forth in Section 4.6 spans two calendar years, any severance payments or benefits that qualify as “nonqualified deferred compensation” (as described in Section 9.9 of this Agreement), will not be paid or otherwise commence until no earlier than January 1 of the second calendar year, and subject to any delay under Section 9.9 of this Agreement. For purposes of compliance with Section 409A of the Internal Revenue Code (described more thoroughly in Section 9.9 of this Agreement), each severance benefit payment under Section 4.2(b) or Section 4.2(d) will be treated as a separate payment, and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
4.3Equity Awards on Termination. Except as provided by Section 4.2(d), the vesting and exercise of any outstanding Company or Parent equity awards granted to the Employee in the event the Employee’s employment with the Company or this Agreement is terminated, for any reason, shall be governed by the terms of the applicable Equity Compensation Plan and any applicable award agreement in effect between the Company and the Employee at the time of termination.
4.4Benefits Continuation and No Mitigation. The Employee shall not be required to mitigate the amount of any payments provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination, or otherwise. Notwithstanding the forgoing, the Employee is required to report to the Company if he/she obtains replacement benefits coverage through new employment during any period of group extended health and dental benefits continuation contemplated by this Article 4, and such benefits coverage by the Company will cease effective the date the Employee receives such new coverage and the Employee will not be entitled to any payment in respect of such benefits coverage from the Company in respect of any notice period or severance payment contemplated in this Article 4.
4.5No Additional Payments. Payment of severance, in accordance with Section 4.2(b) or Section 4.2(d) above, to the Employee by the Company will be full and adequate compensation to the Employee with respect to any claim relating to the Employee’s employment or termination or manner of termination of the Employee’s employment, and the Employee waives any right that he/she may have to claim further payment, compensation or damages from the Company.
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4.6Condition to Payment. Payment of any amount of severance under this Agreement in excess of any minimum required by the Employment Standards Act is conditional upon execution by the Employee of a separation agreement and general release of all claims on a form provided by the Company (the “Release”) within 60 days of the date of Employee’s termination from employment with the Company.
4.7Survival. Upon a termination of this Agreement for any reason, the Employee will continue to be bound by the provisions of Article 4, Article 5, Article 6, Article 7, Article 8, and Section 9.10.
Article 5– CONFIDENTIALITY
5.1Confidential Information.
(a)Ownership of Confidential Information - The Employee acknowledges that the Confidential Information is and will be the sole and exclusive property of the Company and/or Parent. The Company has a legitimate business interest in protecting its Confidential Information, including its trade secrets, as well as its substantial and ongoing customer, industry, and employee relationships. The Employee acknowledges that the Employee has not, and will not, acquire any right, title or interest in or to any of the Confidential Information.
(b)Non-Disclosure, Use and Reproduction of Confidential Information - The Company and its related entities, parents, subsidiaries, predecessors, successors, and affiliates, may provide and make available to the Employee certain Confidential Information regarding its business. This Confidential Information is of substantial value and highly confidential, is not known to the general public, is the subject of the Company’s reasonable efforts to maintain its secrecy, includes professional and trade secrets, and is being provided and disclosed to the Employee solely for use in connection with and during the Employee’s employment with the Company. The Employee will keep all the Confidential Information strictly confidential, and will not, either directly or indirectly, either during or subsequent to employment with the Company, disclose, allow access to, transmit, transfer, use or reproduce any of the Confidential Information in any manner except as required to perform the duties of the Employee for the Company and in accordance with all procedures established by the Company for the protection of the Confidential Information. Without limiting the foregoing, the Employee:
(i)will ensure that all the Confidential Information and all copies thereof, are clearly marked, or otherwise identified as confidential to the Company and proprietary to the person or entity that first provided the Confidential Information, and are stored in a secure place while in the Employee’s possession, custody, charge or control;
(ii)will not, either directly or indirectly, disclose, allow access to, transmit or transfer any of the Confidential Information to any person other than to an employee, officer, or director of the Company but only upon a
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“need to know” basis for the benefit of the Company, without the prior written authorization of Management; and
(iii)will not, except as required by the Employee’s position, use any of the Confidential Information to create, maintain or market any product or service which is competitive with any product or service produced, marketed, licensed, sold or otherwise dealt in by the Company, or assist any other person to do so.
(c)Legally Required Disclosure - Notwithstanding the foregoing, to the extent the Employee is required by law to disclose any Confidential Information, the Employee will be permitted to do so, provided that notice of this requirement is delivered to the Company in a timely manner, so that the Company may contest such potential disclosure.
(d)Return of Materials, Equipment and Confidential Information - Upon request by the Company, and in any event when the Employee leaves the employ of the Company, the Employee will immediately return to the Company all the Confidential Information and all other materials, computer programs, documents, memoranda, notes, papers, reports, lists, manuals, specifications, designs, devices, drawings, notebooks, correspondence, equipment, keys, pass cards, and property, and all copies thereof, in any medium, in the Employee’s possession, charge, control or custody, which are owned by, or relate in any way to the Business or affairs of the Company and/or Parent.
(e)Exceptions - The non-disclosure obligations of Employee under this Agreement shall not apply to Confidential Information which the Employee can establish:
(i)is, or becomes, readily available to the public other than through a breach of this Agreement;
(ii)is disclosed, lawfully and not in breach of any contractual or other legal obligation, to Employee by a third party; or
(iii)through written records, was known to Employee, prior to the date of first disclosure of the Confidential Information to Employee by the Company
5.2Ownership of Developments
(a)Acknowledgment of Company Ownership - The Employee acknowledges that the Company will be the exclusive owner of all the Developments made during the term of the Employee’s employment by the Company, except Excluded Developments, and to all intellectual property rights in and to such Developments. The Employee hereby assigns all right, title and interest in and to such Developments and their associated intellectual property rights throughout the world and universe to the Company, including without limitation, all trade secrets, patent rights, copyrights, mask works, industrial
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designs and any other intellectual property rights in and to each such Development, effective at the time each is created. Further, the Employee irrevocably waives all moral rights the Employee may have in such Developments.
(b)Excluded Developments and Prior Developments - The Company acknowledges that it will not own any Excluded Developments or Prior Developments.
(c)Disclosure of Developments - To avoid any disputes over the ownership of Developments, the Employee will provide the Company with a general written description of any of the Developments the Employee believes the Company does not own because they are Excluded Developments or Prior Developments. Thereafter, the Employee agrees to make full and prompt disclosure to the Company of all Developments, including, without limitation, Excluded Developments, made during the term of the Employee’s employment with the Company. The Company will hold any information it receives regarding Excluded Developments and Prior Developments in confidence.
(d)Further Acts - The Employee agrees to cooperate fully with the Company both during and after the Employee’s employment by the Company, with respect to (i) signing further documents and doing such acts and other things reasonably requested by the Company to confirm the Company’s ownership of the Developments other than Excluded Developments and Prior Developments, the transfer of ownership of such Developments to the Company, and the waiver of the Employee’s moral rights therein, and (ii) obtaining or enforcing patent, copyright, trade secret or other protection for such Developments; provided that the Company pays all the Employee’s expenses in doing so, and reasonable compensation if such acts are required after the Employee leaves the employment by the Company.
(e)Employee-owned Inventions - The Employee hereby covenants and agrees with the Company that, unless the Company agrees in writing otherwise, the Employee will not use or incorporate any Excluded Development or Prior Development in any work product, services, or other deliverables the Employee provides to the Company. If the Employee uses or incorporates any Excluded Development or Prior Development with the Company’s permission, as provided above, the Employee (i) represents and warrants that he or she owns all proprietary interest in such Excluded Development or Prior Development and (ii) grants to the Company, at no charge, a non-exclusive, irrevocable, perpetual, worldwide license to use, distribute, transmit, broadcast, sub-license, produce, reproduce, perform, publish, practice, make, and modify such Excluded Development or Prior Development.
(f)Prior Employer Information and Obligations - The Employee hereby covenants and agrees with the Company that during the Employee’s employment by the Company, the Employee will not improperly use or disclose any confidential or proprietary information of any former employer, partner, principal, co-venturer, customer, or independent contractor of the
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Employee and that the Employee will not bring onto the Company’s premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, Employee represents and warrants that Employee is not bound and will not be bound by any agreement, relationship or commitment, including, without limitation, a non-competition agreement, that conflicts with the provisions or obligations of this Agreement or that would prevent Employee from being employed by or otherwise performing the duties of Employee’s position with the Company. Employee covenants that Employee will not violate any non-disclosure, non-compete, non-solicit or proprietary rights agreement the Employee has signed with any person or entity prior to the Employee’s execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while employed by the Company. Employee agrees to fully indemnify the Company and Parent, and each of their respective directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from Employee’s breach of Employee’s obligations under any agreement with a third party, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action.
(g)Protection of Computer Systems and Software - The Employee agrees to take all necessary precautions to protect the computer systems and software of the Company, including, without limitation, complying with the obligations set out in the Company’s policies.
5.3Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Employee understands that:
(a)an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:
(i)is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or
(ii)is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(b)Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual:
(i)files any document containing the trade secret under seal; and
(ii)does not disclose the trade secret, except pursuant to court order.
Zymeworks BC Inc. (EXECUTIVE) - Private & Confidential

Article 6 – RESTRICTIVE COVENANTS
6.1Non-solicitation by the Employee. The Employee agrees that at any time while employed by the Company and for a period of one (1) year thereafter, the Employee will not, without the prior written consent of the Company induce or attempt to influence, directly or indirectly, an employee of the Company or Parent to leave the employ of the Company or Parent, as applicable.
6.2Non-competition. The Employee agrees that while employed by the Company and for a period of six (6) months thereafter, the Employee will not, without the prior written consent of the Company, directly or indirectly, anywhere in Canada or the United States, provide any professional services to any person or entity that can be reasonably viewed as a competitor to the Business of the Company or Parent, while the Employee was employed by the Company, which relate to therapeutic antibody modeling, design, modification and commercialization for industrial and pharmaceutical applications.
6.3Reasonableness of Non-competition and Non-solicitation Obligations. The Employee confirms that the obligations in Sections 6.1 and 6.2 are fair and reasonable given that, among other reasons:
(a)the sustained contact the Employee will have with the clients of the Company will expose the Employee to the Confidential Information regarding the particular requirements of these clients and the Company’s unique methods of satisfying the needs of these clients, all of which the Employee agrees not to act upon to the detriment of the Company; and/or
(b)the Employee will be performing important development work on the products or services owned, developed or marketed by the Company;
and the Employee agrees that the obligations in Sections 6.1 and 6.2, together with the Employee’s other obligations under this Agreement, are reasonably necessary for the protection of the Company’s good will, trade secrets and proprietary interests and that given the Employee’s general knowledge and experience they would not prevent the Employee from being gainfully employed if the employment relationship between the Employee and the Company were to end. The Employee further confirms that the geographic scope of the obligation in Section 6.2 is reasonable given the nature of the market for the products and business of the Company. The Employee also agrees that the obligations in Sections 6.1 and 6.2 are in addition to the confidentiality and non-disclosure obligations provided for in this Agreement.
6.4Conflict of Interest. The Employee recognizes that the Employee is employed by the Company in a position of responsibility and trust and agrees that during the Employee’s employment with the Company, the Employee will not engage in any activity or otherwise put the Employee in a position which conflicts with the Company’s or Parent’s interests. Without limiting this general statement, the Employee agrees that during the Employee’s employment with the Company, the Employee will not knowingly lend money to, guarantee the debts or obligations of or permit the name of the Employee or any part thereof to be used or employed by any corporation or firm which directly or indirectly is engaged in or concerned with or
Zymeworks BC Inc. (EXECUTIVE) - Private & Confidential

interested in any Business in competition with the Business of the Company or Parent unless the Employee receives prior written authorization from the Company.
6.5Acknowledgments. The Employee acknowledges that as of the date of this Agreement:
(a)a breach of this Agreement would cause the Company and/or Parent irreparable harm and as a result the Employee consents to the issuance of an injunction or other appropriate remedy required to enforce the covenants contained herein;
(b)in the event the Employee breaches any covenant contained herein, the one (1) year period provided for in Sections 6.1 and the six (6) month period provided for in Section 6.2 will be extended for a period of three (3) months from the date any such breach is cured; and
(c)in the event it is necessary for the either party to retain legal counsel to enforce any of the terms and conditions of this Agreement, the prevailing party will pay the other parties’ reasonable legal fees, court costs and other related expenses.
Article 7 – ENFORCEMENT
7.1Application to the British Columbia Supreme Court or the Federal Court of Canada. In the event of a breach or threatened breach by the Employee of any of the provisions of Article 5 or Article 6, the Company will be entitled to injunctive relief restraining the Employee from breaching such provisions, as set forth in this Agreement. Nothing in this Agreement precludes the Company from obtaining, protecting or enforcing its intellectual property rights, or enforcing the Employee’s fiduciary, non-competition, non-solicitation, confidentiality or any other post-employment obligations in a court of competent jurisdiction, or from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from the Employee.
7.2Severability and Limitation. All agreements and covenants contained herein are severable and, in the event any of them will be held to be invalid by any competent court, this Agreement will be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto will consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the Province of British Columbia, and as to all other portions of such agreement or covenants they will remain in full force and effect as originally written.
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Article 8 – MEDIATION/ARBITRATION
8.1Mediation/Arbitration. In the event of a dispute hereunder which does not involve the Company seeking a court injunction or remedy pursuant to Article 7, such dispute shall be mediated and, if necessary, arbitrated pursuant to the terms of this Article (the “Med/Arb Agreement”).
8.2The parties will work in good faith and in confidence to resolve any disputes that arise in connection with this Agreement. The parties agree to conduct in good faith at least two meetings (the “Meetings”) to seek resolution to a dispute before delivering a notice to mediate.
8.3Where a dispute arises out of or in connection with this Agreement that cannot be resolved by the parties through the Meetings, the parties agree to seek a confidential settlement of such dispute by mediation followed, if necessary, by arbitration.
8.4At any time after a dispute has been raised and no resolution has been achieved through the Meetings, either party may give written notice to the other party requesting mediation of the dispute (the “Mediation Notice”) by a single mediator. If the parties cannot agree on a mediator within fourteen (14) days after delivery of the Mediation Notice, then either party may make application to the British Columbia Mediator Roster Society to appoint one. The mediation will be held in Vancouver, British Columbia and the costs of mediation will be shared equally between the parties.
8.5If the parties are unable to reach a mediated settlement within 120 days after delivery of the Mediation Notice, either of the parties may submit the dispute to binding arbitration by giving written notice to the other party and the mediator requesting arbitration of the dispute (the “Arbitration Notice”) by a single arbitrator (the “Arbitrator”). Within fourteen (14) days of the delivery of the Arbitration Notice, the parties will select the Arbitrator. In the event the parties do not agree on an arbitrator, either party may apply to the BC Supreme Court to have one appointed. With input from the parties, the Arbitrator will determine and notify the parties of the rules of and timetable for arbitration. The Arbitrator will hear the submissions of the parties in accordance with such procedures as he or she may establish, and shall use reasonable best efforts to render a decision within sixty (60) days after the date of receiving or hearing the parties’ final submissions. The decision of the Arbitrator shall be final and binding on the parties involved in the dispute and shall not be subject to appeal. The arbitration will be held in Vancouver, British Columbia, and the costs of arbitration will be shared equally between the parties.
8.6Nothing in this Med/Arb Agreement precludes the Company from obtaining, protecting or enforcing its intellectual property rights, or enforcing the Employee’s fiduciary, non-competition, non-solicitation, confidentiality or any other post-employment obligations in a court of competent jurisdiction, or from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from the Employee.
Zymeworks BC Inc. (EXECUTIVE) - Private & Confidential

Article 9 – GENERAL
9.1Notices. Any notices to be given hereunder by either party to the other party may be effected in writing, either by personal delivery or by mail if sent certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the address set out on the first page of this Agreement, or as otherwise specified from time to time. Notice will be effective upon delivery.
9.2Independent Legal Advice. The Employee specifically confirms that he/she has been advised to retain his/her own independent legal advice prior to entering into this Agreement.
9.3Construction. The parties acknowledge that each party and its respective counsel have had the opportunity to independently review and negotiate the terms and conditions of this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be construed against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
9.4Assignment. The Employee cannot assign his/her interest in this Agreement.
9.5Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.
9.6Entire Agreement. The Appendices to this Agreement, together with the terms and conditions contained within this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior employment agreements, understandings and arrangements between the parties hereto with respect thereto, including the Initial Employment Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.
9.7Amendments and Waivers. No amendment to this Agreement will be valid or binding unless approved by the Company, set forth in writing, and duly executed by the Employee and a representative of the Company and/or Parent duly authorized to execute such amendment. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.
9.8Governing Law. This Agreement will be governed by and construed, enforced and interpreted exclusively in accordance with the laws of the Province of British Columbia and the applicable laws of Canada therein, except as specified in Articles 5.3 and 8 above.
9.9Code Section 409A. The parties intend that payments and benefits under this Agreement to be exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance with Code Section 409A.
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(a)To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by reason of Code Section 409A or damages for failing to comply with Code Section 409A. For purposes of compliance with Code Section 409A, each payment subject to Code Section 409A (or intended to satisfy an exception under Code Section 409A including payment under Sections 4.2(b) and 4.2(d) of this Agreement) will be treated as a separate payment, and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
(b)To the extent that payments under the Agreement that are payable upon the Employee’s termination of employment constitute “nonqualified deferred compensation” that is subject to Code Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for any such payment upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms means “separation from service.”
(c)Notwithstanding any other payment schedule provided herein to the contrary, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A (or the Company has opted to treat all employees as “specified employees”), then any payment that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service” will not be made until the date which is the earlier of:
(i)the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and
(ii)the date of the Employee’s death, to the extent required under Code Section 409A (the delay referred to as the “Delay Period”).
(d)Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 9.9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to the Employee in a lump sum (with no accrued interest), and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(e)Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for U.S. federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Employee
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following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
(f)Tax Equalizations and Tax Gross-Up Payments.  Any tax equalization payments (within the meaning of U.S. Treasury Regulation Section 1.409A 1(b)(8)(iii)) will be made no later than the end of the second calendar year beginning after the calendar year in which Employee’s United States Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, the second calendar year beginning after the latest calendar year in which Employee’s non-U.S. tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.  Where such payments arise due to an audit, litigation or similar proceeding, the payments will be made, as required by and in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), no later than the last day of the calendar year that immediately follows the calendar year in which Employee remits the related taxes to the taxing authorities.  If Employee fails to provide the required receipts and tax documentation when requested, Employee will be responsible for paying any and all penalties and interest that may be incurred due to a late tax filing. Further, in no event will tax equalization payments exceed the amounts permitted by Treasury Regulation Section 1.409A-1(b)(8)(iii). Any tax gross-up payment (within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(1)(v)) that is payable to Employee and is not otherwise exempt from, and does not otherwise comply with, Section 409A shall be made no later than the end of the calendar year next following the calendar year during which the related taxes are remitted to the taxing authorities by or on behalf of Employee.  In addition, a right to the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether U.S. federal, state, local, or non-U.S., will be made no later than the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. If Employee’s taxable year is not a calendar year, all timing requirements in this paragraph referring to “calendar year” will instead refer to Employee’s taxable year.
9.10Limitation on Payments.
(a)In the event that the severance or change in control-related or other payments or benefits provided for in this Agreement or otherwise payable to Employee (collectively, the “Payments”) (x) constitute “parachute payments” within the meaning of Section 280G of the Code, and (y) but for this Section 9.10, would
Zymeworks BC Inc. (EXECUTIVE) - Private & Confidential

be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:
(i) delivered in full, or
(ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Employee on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. If a reduction in Payments constituting “parachute payments” is necessary so that Payments are delivered to a lesser extent, reduction will occur in the following order: (i) cancellation of equity awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a pro rata reduction of (A) cash payments that are subject to Code Section 409A as deferred compensation and (B) cash payments not subject to Code Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Code Section 409A as deferred compensation and (B) equity awards not subject to Code Section 409A. If acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards. In no event will Employee have any discretion with respect to the ordering of payment reductions.
(b)Unless the Company and Employee otherwise agree in writing, any determination required under this Section 9.10 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 9.10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9.10. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.10.
Zymeworks BC Inc. (EXECUTIVE) - Private & Confidential

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ZYMEWORKS BC INC.

By:    /s/ Kenneth Galbraith
    Name: Kenneth Galbraith
Title: Chair and Chief Executive Officer

ZYMEWORKS INC.

By:    /s/ Kenneth Galbraith
    Name: Kenneth Galbraith
Title: Chair and Chief Executive Officer

SIGNED AND DELIVERED by Employee: /s/ Paul Moore___________________________ Signature

Solely to approve the amendment and restatement of the Initial Employment Agreement, acknowledge that Employee will no longer be employed by ZBI effective as of the Effective
Date, that this Agreement supersedes and replaces in full the Initial Employment Agreement, and that ZBI will not otherwise be a party to this Agreement:

ZYMEWORKS BIOPHARMACEUTICALS INC.

By:    /s/ Kenneth Galbraith
    Name: Kenneth Galbraith
Title: Chair and Chief Executive Officer

Zymeworks BC Inc. (EXECUTIVE) - Private & Confidential

APPENDIX A
JOB DESCRIPTION: Chief Scientific Officer

Summary
•Strategic Agility
•Key contributor to the vision, strategy, and general management of Zymeworks as a member of the Executive Committee.
•Drive and influence the overall scientific R&D strategy.
•Be responsible for the direction and success of the Company’s preclinical pipeline and early development activities focused on antibody-drug conjugates and novel multispecifics.
•Rapidly support and integrate into the Company’s strategic restructuring to ensure the success of Zymeworks’ emerging therapeutic pipeline.
•Shape a strong and compelling vision on how to leverage Zymeworks’ next-generation platforms to build a differentiated therapeutic pipeline.

•Drive For Results
•Oversee the advancement of products from discovery research through translational research/early development and create a seamless link to later-stage clinical development.
•Identify and execute against aggressive goals of moving promising product candidates from the lab into the clinic.
•Ensure operational excellence in all activities, including the execution of priorities within projected timelines and budget.

•Innovation
•Initiate, challenge and drive novel research that elucidates the potential of our proprietary platform technologies.
•Remain current on industry trends and advise the organization regarding current and emerging trends.
•Interpersonal Savvy
•Effectively interface with key industry, academic and clinical opinion leaders as well as business development and collaboration representatives.
•Ensure and communicate regularly a well-rounded and scientifically rigorous view of the company’s pipeline to executive team peers.
•Commit to “leading from the front” including being a regular presence in the company’s labs and engaging with peers and colleagues at scientific conferences.

•Other related duties as required
Reporting Responsibilities

Reports directly to Ken Galbraith, Chief Executive Officer
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